Subscription Rights to Purchase Up to 2,780,980 Shares of

Common Stock at $4.18 per Share

November 18, 2019

Dear Stockholder:

This notice is being distributed by Global Self Storage, Inc. (the “Company”) to all holders of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as of 5:00 p.m., Eastern Time, on November 18, 2019 (the “Record Date”), in connection with the distribution in a rights offering (the “Rights Offering”), of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock at a subscription price of $4.18 per share (the “Subscription Price”). The Rights are described in the accompanying base prospectus and prospectus supplement, dated November 18, 2019 (the “Prospectus”).

In the Rights Offering, up to an aggregate of 2,780,980 shares of Common Stock are being offered pursuant to the Prospectus. The Rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on December 13, 2019 (the “Expiration Date”), unless the Company extends or earlier terminates the Rights Offering.

As described in the Prospectus, each record holder will receive one Right for each share of Common Stock owned of record as of 5:00 p.m., Eastern Time, on the Record Date. Every 2.7792382542 Rights gives the holder thereof the right to purchase from the Company one share of Common Stock (the “Basic Subscription Right”) at the Subscription Price of $4.18 per share. The Company will not issue fractional shares or cash in lieu of fractional shares in the Rights Offering. Instead, fractional shares resulting from the exercise of Basic Subscription Rights will be rounded up to the nearest number of Subscription Rights evenly divisible by 2.7792382542. As an example, if you owned 1,000 shares of Common Stock, you would receive 1,000 Rights that would entitle you to purchase 360 shares of Common Stock for a total payment of $1,504.80.

In addition, holders of Rights who purchase all of the shares of Common Stock available to them pursuant to their Basic Subscription Right may also choose to subscribe (the “Over-Subscription Privilege”), at the same Subscription Price of $4.18 per share, for a portion of any shares of Common Stock that other holders of Rights do not purchase through the exercise of their Basic Subscription Rights (the “Over-Subscription Request”). Subject to stock ownership limitations, if sufficient shares of our common stock are available, we will seek to honor your Over-Subscription Request in full.  If Over-Subscription Requests exceed the available number of shares, however, we will allocate the available shares of our common stock pro-rata among the record holders exercising the Over-Subscription Privilege in proportion to the number of shares of our common stock each of those record holders owned on the Record Date, relative to the number of shares of our common stock owned on the Record Date by all record holders exercising the Over-Subscription Privilege.  If this pro-rata allocation results in any record holders receiving a greater number of shares of our common stock than the record holder subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such record holder will be allocated only that number of shares of our common stock for which the record holder oversubscribed, and the remaining shares of our common stock will be allocated among all other record holders exercising the Over-Subscription Privilege on the same pro rata basis described above.  The proration process will be repeated until all available shares of our common stock have been allocated.

Your prompt action is requested if you intend to participate in the Rights Offering. As described in the Prospectus, to participate in the Rights Offering, you should instruct your broker, dealer, bank or other nominee to exercise your Subscription Rights on your behalf.  Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., Eastern Time, on the Expiration Date.

Enclosed is a copy of the Prospectus.  Additional copies of the Prospectus may be obtained from the Company’s information agent, Georgeson LLC, toll free at (800) 213-0473, or by mail at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104.

Very truly yours,

/s/ Mark C. Winmill
Mark C. Winmill
President and Chief Executive Officer